                            STOCK PURCHASE AGREEMENT




         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into on this 16th day of August, 1999, by and between AHC ACQUISITION, INC., a Pennsylvania corporation ("BUYER"), and PROVIDENT AMERICAN CORPORATION, a Pennsylvania corporation ("PAMCO").

                                    RECITALS:

         WHEREAS, PAMCO is the record and beneficial owner of all of the outstanding capital stock of Provident Indemnity Life Insurance Company, a Pennsylvania corporation ("PILIC") which is engaged in the business of selling life, accident, and health insurance, in those jurisdictions in which it is licensed;

         WHEREAS, effective as of January 1, 1999, PAMCO entered into a guaranty in favor of Reassurance Company of Hannover, a Florida corporation ("Hannover"), as agent for Hannover and Central Reserve Life Insurance Company ("CRL") (the "PAMCO Guaranty") pursuant to a Guaranty Agreement dated December 29, 1998, and a stock pledge agreement in favor of Hannover, as agent for Hannover and CRL (the "Stock Pledge Agreement"), to pledge the PILIC Shares to Hannover to secure certain obligations of PILIC and certain other parties to Hannover and CRL under a quota-share reinsurance agreement between Hannover and PILIC (the "Hannover Treaty") in connection with CRL's purchase of the stock of Provident American Life & Health Insurance Company, a Pennsylvania corporation ("PALHIC"), from PILIC pursuant to that certain Stock Purchase Agreement dated December 29, 1998 pursuant to a Stock Pledge Agreement dated December 29, 1998 (the "PALHIC Purchase Agreement");

         WHEREAS, BUYER desires to purchase from PAMCO, and PAMCO desires to sell to BUYER, all of the outstanding capital stock of PILIC (collectively, the "PILIC Shares"), under and subject to the pledge of the PILIC Shares to Hannover pursuant to the Stock Pledge Agreement and on the terms and subject to the conditions set forth herein; and

         NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF STOCK

         1.1 Agreement to Purchase and Sell. At the Closing (as hereinafter defined), BUYER or its nominee shall purchase, and PAMCO shall sell, all of PAMCO's right, title and interest in and to all of the PILIC Shares, free and clear of any and all liens, taxes, claims, mortgages, charges, security interests, encumbrances or similar agreements of any kind or nature whatsoever, except as set forth on Part 1.1 of the Disclosure Letter (collectively, "Liens"), and on the terms and conditions set forth herein.

         1.2 Consideration for Sale. The consideration for the sale of the PILIC Shares shall be the agreements of BUYER and PAMCO as set forth herein, including the transfer of the Norristown Facility to PAMCO or its nominee, the transfer of the HealthAxis Stock (as hereinafter defined) to PAMCO, the subsequent transfer of certain of the HealthAxis Stock to BUYER, and the contribution of certain funds to the capital of PILIC.

         1.3      Conditions Precedent to Closing.

                  1.3.1 Mutual Condition to Closing. The obligation of the parties to close the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

                           (a) The approval of the transactions described herein by the boards of directors and lenders of PAMCO, PILIC, and BUYER and the shareholders of PAMCO.

                           (b) The receipt by each party of all regulatory approvals and consents necessary to consummate the transactions described in this Agreement (including, without limitation, the approval of the Pennsylvania Department of Insurance) and any related agreements, on terms satisfactory to the parties hereto and thereto.

                  1.3.2 Conditions Precedent to Obligation of PAMCO to Close. The obligation of PAMCO to close the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by PAMCO) of the following conditions on or prior to the Closing Date:

                           (a) The completeness and accuracy of all of the representations and warranties of BUYER set forth in this Agreement as of the Closing Date.

                           (b) The performance by BUYER of all covenants set forth in this Agreement that by their terms are to be performed by it on or prior to the Closing Date.

                           (c) The payment of the consideration described in
         Section 1.2.

                           (d) The delivery by BUYER of all closing documents required by Section 1.4.1 hereof.

                  1.3.3 Conditions Precedent to Obligation of BUYER to Close. The obligation of BUYER to close the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by BUYER) of the following conditions on or prior to the Closing Date:

                           (a) The completeness and accuracy of all of the representations and warranties of PAMCO set forth in this Agreement as of the Closing Date.

                           (b) The performance by PAMCO of all covenants set forth in this Agreement that by their terms are to be performed by it on or prior to the Closing Date.

                           (c) The payment of the consideration described in
         Section 1.2.

                           (d) The delivery by PAMCO of a certificate executed by an executive officer of PAMCO, dated as of the Closing Date, in form and substance reasonably satisfactory to BUYER, certifying as to the fulfillment and satisfaction of the conditions specified in Section 1.3.3.

                           (e) All of PILIC's directors and officers shall have submitted their written resignations as directors and/or officers of PILIC.

                           (f) PILIC shall have no employees and PAMCO shall have assumed and guaranteed all of PILIC's obligations, if any, to any former employees.

                           (g) The transactions described in Section 2.4 shall have been completed or shall be completed as of the Closing Date.

                            (h) The delivery by PAMCO of all closing documents required by Section 1.4.2 hereof.

                            (i) PAMCO shall have assigned to BUYER all of PAMCO's right, title and interest (but none of the obligations) under the PAMCO Guaranty and the Stock Pledge Agreement, under and subject to the terms set forth therein.

                            (j) PAMCO shall have assigned to BUYER all rights relating to the registration of the Transferred HealthAxis Shares (as hereinafter defined) pursuant to the Registration Rights Agreement between PILIC and HealthAxis.com, Inc. ("HealthAxis"), a Pennsylvania corporation which is an affiliate of PAMCO, dated March 30, 1999 (the "Registration Rights Agreement").

                            (k) PAMCO shall have caused HealthAxis to deliver to BUYER a written acknowledgment that BUYER will succeed to all of the rights of PILIC under the Registration Rights Agreement with respect to the Transferred HealthAxis Shares.

                            (l) PAMCO shall have assumed and agreed to indemnify PILIC from all obligations, if any, for self-funded retirement or health benefits, and for all severance and other employment benefits due or which become due to Alvin H. Clemens, Anthony R. Verdi, and Francis L. Gillan, III.

         1.4      Closing Deliveries.  At the Closing:

                  1.4.1 BUYER shall deliver to PAMCO the legal opinion of BUYER's general counsel in substantially the form attached hereto as Exhibit A.

                  1.4.2 PAMCO shall deliver to BUYER: (a) a Bill of Sale assigning, selling, and transferring to BUYER all of the PILIC Shares; (b) all of the certificates representing the Transferred HealthAxis Shares, duly endorsed in blank or with appropriate stock powers attached; (c) a fully executed copy of the Registration Rights Agreement; (d) the written resignations of all directors and officers of PILIC; (e) all original organizational documents, minutes and other corporate records of PILIC; (f) evidence satisfactory to BUYER that any regulatory approvals necessary to consummate the transactions described herein have been obtained; and (g) a legal opinion of counsel to PAMCO and PILIC in substantially the form attached hereto as Exhibit B.

         1.5 Certain Taxes. PAMCO shall be responsible for the payment of any and all sales, use, excise, transfer, value added, capital gains, and similar taxes and transfer or recording fees imposed by any governmental body in connection with any of the transactions contemplated herein to the extent incurred or accrued on or prior to the Effective Date.

         1.6 Date, Time and Place of Closing. Subject to the satisfaction of the conditions set forth in Section 1.3 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Butera, Beausang, Cohen & Brennan, 630 Freedom Business Center, Suite 212, King of Prussia, PA 19406, at 10:00 a.m. on the sooner to occur of (a) the tenth day after the date that all conditions to Closing specified in Section 1.3 hereof have been satisfied or waived as provided therein or (b) December 31, 1999, or at such other place or time as the parties may agree in writing. Regardless of the actual date of Closing (the "Closing Date"), the Closing shall be effective as of 12:01 a.m. on September 30, 1999, or such later date as shall be agreed upon by the parties (the "Effective Date").


2.       COVENANTS

         2.1      Restrictive Covenants.

                  2.1.1 Noncompetition and Nonsolicitation. For a period of three years after the Closing Date, PAMCO shall not, and shall cause each Affiliate thereof not to (a) solicit the sale of or sell any life, accident or health insurance products to any customer of PILIC, BUYER or any Affiliate of BUYER or (b) solicit, hire or engage any present or future employee or agent of PILIC, BUYER or any Affiliate of BUYER to sell any life, accident and health insurance products. Notwithstanding the foregoing, HealthAxis., and its Affiliates may freely solicit the sale of and distribute health and all other types of insurance products on behalf of any person or entity through Internet websites, or other means of electronic commerce, including but not limited to sales of such products on behalf of PILIC or BUYER pursuant to that certain Individual Medical Products Carrier Partner Agreement among PALHIC, BUYER and HealthAxis dated December 29, 1998 and that certain Carrier Partner Agreement among PALHIC, BUYER and HealthAxis dated December 14, 1999 (together, the "HealthAxis Carrier Agreement"). For purposes of this Agreement, the term "Affiliate" means, with respect to any party hereto, any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such party.

                  2.1.2 Confidentiality. PAMCO acknowledges that it has had access to Confidential Information of PILIC and covenants and agrees that, after the Closing, neither it nor any of its Affiliates will use for its own benefit or divulge to any third party any Confidential Information or trade secrets of PILIC. As used herein, "Confidential Information" consists of any and all information, knowledge or data relating to PILIC (including without limitation all information relating to customer and prospective customer lists, insurance products, prices and trade practices) that is not in the public domain or otherwise published or publicly available. Except as may be required by applicable law or regulation, and to the extent reasonably possible, PAMCO agrees to deliver to BUYER at the Closing all material (and all copies thereof) in the possession or control of PAMCO or any of its Affiliates that contains or relates to any such confidential information.

                  2.1.3 Civil Process, Etc. In the event that PAMCO is requested or required, as a result of a judicial or regulatory proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), to make any disclosure of Confidential Information contrary to the terms of Section 2.1.2 above, PAMCO agrees to provide BUYER with prompt notice thereof so that BUYER may seek an appropriate protective order or other appropriate remedy. PAMCO agrees to cooperate with BUYER in seeking any such protective order or appropriate remedy. If a protective order or other appropriate remedy has not been obtained after BUYER has had sufficient time to secure one in light of the circumstances under which such order or remedy is sought, and PAMCO is compelled to disclose any Confidential Information to any tribunal, regulatory authority or agency or third party claimant or else stand liable for contempt or suffer any similar censure, sanction or penalty, then PAMCO may disclose only that portion of the Confidential Information that it is advised by written opinion of counsel (a copy of which shall be provided to BUYER) is legally required to be disclosed, and PAMCO shall use its best efforts to obtain reliable assurances that the Confidential Information that is so disclosed will be treated confidentially.

                  2.1.4 Remedies upon Breach. PAMCO acknowledges that the restrictions contained in this Section 2.1 are reasonable and necessary to protect the legitimate interests of PILIC and BUYER and do not cause PAMCO or its Affiliates undue hardship, that any violation of this Section 2.1 will result in irreparable injury to PILIC and BUYER and that, therefore, PILIC and BUYER shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction without having to prove actual damages and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which PILIC or BUYER may be entitled.

         2.2 Conduct Pending the Closing. Between the date hereof and the Closing Date, and unless the prior written consent of BUYER is obtained, PAMCO shall cause PILIC to: (a) except as otherwise permitted in Section 1.3.1 hereof, operate its Business only in the ordinary course; (b) promptly notify BUYER of any event or series of events that, singly or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on PILIC; (c) promptly notify BUYER of any event or series of events occurring prior to the Closing that, singly or in the aggregate, have caused or are reasonably likely to cause any of the representations and warranties of PAMCO to be untrue, inaccurate or incomplete in any material respect; (d) avoid any change in its Business which, if occurring prior to the date hereof, would have been subject to disclosure pursuant to Section 3.9 hereof; and (e) pay all 1999, 1998 and prior claims when due (subject to the right to contest any claims in good faith and consistent with good business practice).

         2.3      Access and Cooperation.

                  2.3.1 PAMCO shall provide, and shall cause PILIC to provide, BUYER and its representatives with access upon reasonable notice and during normal business hours from and after the date hereof to PILIC's assets, contracts, commitments, books and records, and shall furnish such information concerning the business and affairs of PILIC as may be reasonably requested. PAMCO shall, and shall cause PILIC to, assist BUYER and its representatives in connection with their due diligence investigation of PILIC.

                  2.3.2 The parties shall cooperate fully with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and each party shall use its best reasonable efforts to consummate the transactions described herein in a timely manner, to fulfill its obligations hereunder, and to satisfy all conditions to the Closing that such party is obligated to satisfy pursuant hereto.

         2.4 Sale or Transfer of Certain Other Assets of PILIC. The following assets of PILIC shall be excluded from the sale of the PILIC Shares and shall be sold, transferred or assigned by PILIC without any liability or obligation of PILIC to PAMCO or its designee:

                  2.4.1 Norristown Facility. At or prior to the Closing, PILIC shall sell to PAMCO or its nominee:

                           (a) the real property located at 2500 DeKalb Pike, Norristown, Pennsylvania, consisting of an office building that has been used as the home office of PILIC (the "Norristown Facility"), and

                           (b) the personal property (other than the corporate records of PILIC, which shall be transferred to PALHIC at the Closing) located at the Norristown Facility, provided that (i) PAMCO or such nominee assumes any and all liabilities relating thereto and (ii) PILIC receives payment at least equal to the value of such property on the books of PILIC in exchange for such transfer, for a purchase price of Four Million Seven Hundred Thousand ($4,700,000)
Dollars.

PAMCO shall enter into a lease agreement with PILIC to lease to PILIC, without cost to PILIC, necessary office space in the Norristown Facility, and appropriate phone and computer support, for a term of one (1) year commencing on the Closing Date. PAMCO agrees that all costs incurred from January 1, 1999 to the Closing Date in connection with the renovation of the Norristown Facility shall be paid by PAMCO.

                  2.4.2 HealthAxis Stock. At or prior to the Closing, PAMCO shall:

                            (a) cause PILIC to sell to PAMCO all 545,916 shares
of the Series A Cumulative Convertible Preferred Stock, par value $1.00 per share, of HealthAxis owned by PILIC (the "HealthAxis Stock") and all registration rights relating thereto to PAMCO or its nominee at a purchase price equal to $4.71 per share plus interest at the rate of 8% per annum thereon from the date of acquisition of such shares by PILIC through the date of such sale, and in accordance with the terms and conditions of a certain Option Agreement between PAMCO and PILIC dated March 24, 1999 and a Termination of Option Agreement between the same parties dated May 21, 1999.

                            (b) transfer 100,000 shares of the HealthAxis Stock
(the "Transferred HealthAxis Shares") and all registration rights relating thereto to BUYER or its designee, free and clear of any and all Liens, in exchange for BUYER's services in arranging the transactions contemplated by this Agreement.

         2.5 PILIC Employees. Prior to the Closing, PAMCO shall terminate the employment of all employees of PILIC without any liability or continuing obligation to PILIC. PAMCO shall, or cause PILIC to, comply with all the requirements of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. "2101 et seq. (the "WARN Act"), provided that PAMCO shall provide BUYER an opportunity to review and comment on any notices required under the WARN Act.

         2.6 Capital and Surplus at Closing. PAMCO agrees to contribute cash or other assets which qualify as admitted assets for statutory accounting purposes to the capital and surplus of PILIC in the amount of Seven Million Two Hundred Thousand ($7,200,000) Dollars.

         2.7 PAMCO Obligations to Hannover and CRL. Neither this Agreement nor the consummation of the transactions contemplated hereby shall affect the liability of PAMCO and its successors under the PAMCO Guaranty, the Stock Pledge Agreement, or the PALHIC Purchase Agreement.


3.       REPRESENTATIONS AND WARRANTIES OF PAMCO

         As of the date hereof and the Closing Date, PAMCO represents and warrants to BUYER as follows:

         3.1 Organization, Power and Qualification. Each of PAMCO and PILIC is a corporation duly organized, validly existing and in good standing under the laws of its state of organization. PILIC has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as presently conducted (its "Business"). PILIC is duly licensed to sell life, accident and health insurance or, as the case may be, duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its activities or properties makes qualification as a foreign corporation necessary. Part 3.1 of the disclosure letter from PAMCO to BUYER of even date herewith (the "Disclosure Letter," a copy of which is attached as Exhibit C) includes a list of the states where PILIC is licensed to issue insurance.

         3.2 Authority. PAMCO has the absolute and unrestricted right, power, authority and capacity, corporate or otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant to this Agreement; and PAMCO has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement and such other agreements and documents have been duly executed and delivered by PAMCO and constitute the valid and binding agreements of PAMCO, enforceable in accordance with their respective terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         3.3 No Violation. The execution, delivery and performance of this Agreement and each other agreement or document to be executed, delivered and performed hereunder by PAMCO or PILIC will not: (a) contravene, conflict with, or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or result in the acceleration of the maturity or performance of, or the cancellation, termination or modification of, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any Lien under: (i) any term or provision of the charter, bylaws or other organizational documents, or any resolution adopted by the board of directors or the stockholders, of PAMCO or PILIC; (ii) any law, rule, regulation, judgment, decree or order of any court or governmental authority applicable to PAMCO or PILIC; or (iii) any contract, agreement, indenture, lease or other commitment to which PAMCO or PILIC is a party or by which any of them or their assets is bound; (b) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment; (c) give any governmental body or other person or entity the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any law, rule, regulation, judgment, decree or order applicable to PAMCO or PILIC; or (d) give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any permit, license, consent, certificate, order, authorization or approval held by PAMCO or PILIC or that otherwise relates to the Business of, or any of the assets owned or used by, PAMCO or PILIC; except, in the case of clause (c) and (d) of this sentence, for the consent and approval of the Pennsylvania Department of Insurance with respect to the transactions contemplated hereby.

         3.4 Consents. Except for the consent and approval of the Pennsylvania Department of Insurance, no consent of any federal, state or local authority, or any private person or entity is required to be obtained that has not been obtained or will be obtained as of the Closing Date, and no notice to any such authority, person or entity is required to be given that has not been given, in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by PAMCO or PILIC or to enable BUYER to conduct the Business of PILIC after the Closing in the manner in which it is currently conducted or to enable PILIC to continue to own the HealthAxis Stock, including, without limitation, any consents or notices required by any applicable federal or state securities laws, any applicable state takeover laws and any applicable requirement of the Commonwealth of Pennsylvania or any other insurance regulatory authority having jurisdiction over PAMCO or PILIC.

         3.5      Capital Stock of PILIC.

                  3.5.1 The capital structure of PILIC is as set forth in Part
3.5.1 of the Disclosure Letter. The PILIC Shares constitute all of the issued and outstanding capital stock of PILIC. All of the PILIC Shares are duly authorized, validly issued, fully paid and nonassessable. No legend (other than any legend regarding registration under applicable securities laws) or other reference to any purported Lien appears upon any certificate representing any of the PILIC Shares. There are no outstanding securities convertible into or exercisable for, or any rights to subscribe for or purchase, or any options, warrants or other rights for the purchase of, or any agreements or arrangements providing for the issuance (contingent or otherwise) of, or any actions relating to, any shares of capital stock of PILIC. PAMCO is the direct legal and beneficial owner of all of the PILIC Shares, free and clear of any and all Liens, and there are no outstanding contracts, demands, commitments or other agreements or arrangements under which PAMCO is or may become obligated to sell, transfer or assign any of the PILIC Shares (other than pursuant to the Stock Pledge to be assumed by BUYER as of the Closing Date). Each of the PILIC Shares has been issued in compliance with all federal and state securities laws and without violation of any pre-emptive rights.

                  3.5.2 There are no outstanding surplus notes issued by PILIC.

                  3.5.3 PILIC does not have any subsidiaries nor does it directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable with or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint endeavor or other business entity or association other than for investment purposes in the ordinary course in accordance with past practice.

                  3.5.4 Upon the Closing, BUYER will have good and marketable title to the PILIC Shares, free and clear of any and all Liens, except as set forth in Part 1.1 of the Disclosure Letter. Following the Closing, PAMCO will not have any claim against BUYER or PILIC, including, without limitation, any claim arising under the terms of, or otherwise relating to, any of the PILIC Shares.

                  3.5.5 PILIC is the direct legal and beneficial owner of all of the HealthAxis Stock. HealthAxis has not exercised any call, redemption, repurchase, conversion or similar rights with respect to the HealthAxis Stock. Immediately following the Closing, PILIC will have good and marketable title to the HealthAxis Stock, free and clear of any and all Liens. Following the Closing, PAMCO will not have any claim against HealthAxis or PILIC, and HealthAxis will not have any claim against PILIC, arising under the terms of or otherwise relating to any of the HealthAxis Stock.

         3.6 Approvals. PILIC possesses or has applied for all material governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals ("Approvals") necessary for it to own or hold under lease and operate its respective properties and assets and to carry on its respective Business as now conducted (except for the consent and approval of the Pennsylvania Department of Insurance with respect to the transactions contemplated hereby). Each such Approval is without material qualification or restriction. Neither PAMCO nor PILIC has not received any notice or other communication relating to the potential revocation, withdrawal, suspension, cancellation, termination or modification of any such Approvals that, singly or in the aggregate and if the subject of an unfavorable ruling or finding, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of its Business, results of operation or business prospects, whether taken individually or as a whole, and taking into account all relevant factors including, without limitation, assets, liabilities, personnel, business and relationships with agents, customers, lenders, lessors and others (a "Material Adverse Effect"). PILIC has operated and is operating in compliance with the provisions, terms and conditions of its Approvals. All applications required to have been filed for the renewal of such Approvals have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such Approvals have been duly made on a timely basis with the appropriate governmental bodies.

         3.7 No Default, Violation or Litigation. PILIC is not in violation of any applicable law, regulation or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any Approvals or laws, rules, regulations, orders, restrictions and compliance schedules applicable to insurers, wages and hours, employee benefit plans or civil rights) that could reasonably be expected to have a Material Adverse Effect on PILIC. Except for the Lawsuits and as described in Part 3.7 of the Disclosure Letter: (a) there are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of PAMCO, threatened against or involving PILIC or any of its officers or directors; and (b) there are no judgments, consents, decrees, injunctions or any other judicial or administrative mandates outstanding against PILIC or any of its officers or directors.

         3.8 Liabilities of PILIC. Except as set forth in Part 3.8 of the Disclosure Letter or in the SAP Statements (as defined below), PILIC does not have any debts, liabilities or obligations of any nature whatsoever, including but not limited to any debts, liabilities or obligations under or relating to any of the following: (a) any contracts, agreements, arrangements or understandings with any Affiliate thereof or any third party or governmental body, including without limitation, any reinsurance, ceding, commission, agency, brokerage, fee sharing, employment, consulting, sales, marketing, management, administration, noncompetition or nonsolicitation agreement; (b) any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations thereof, any Affiliate thereof or any third party, including but not limited to any intercompany obligations to PAMCO or any such Affiliate; (c) any accrued and unpaid dividend or other distribution on, or redemption obligation relating to, any of the PILIC Shares; (d) any pension, retirement, profit sharing, thrift savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, vacation or other employee pension or welfare benefit plan, or any withdrawal liability or other penalty or charge relating to any such plans; (e) any collective bargaining or other labor agreement; (f) any obligation to pay compensation, commissions, perquisites, bonuses, profit sharing distributions, severance or termination pay, or other extraordinary compensation to any director, officer, employee or agent of PILIC in connection with any of the transactions contemplated by this Agreement; (g) any taxes or other Liens of any nature whatsoever; (h) any environmental liabilities; or (i) the sale of any assets or insurance policies by PILIC. As of the Closing, PILIC will have no employees and no liability or continuing obligations to any former employees.


         3.9 Absence of Certain Changes. Except as may be disclosed in Part 3.9 of the Disclosure Letter, since March 31, 1999, PILIC has conducted its Business in the ordinary course and there has been no event or series of events that has had or is reasonably likely to have a Material Adverse Effect on PILIC. Without limiting the generality of the foregoing, and except as may be disclosed in Part
3.9 of the Disclosure Letter, there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on PILIC; (b) any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock of PILIC; (c) any dividend or other distribution, in cash, stock or other assets, by PILIC; (d) any change in the compensation, commissions or perquisites payable or to become payable by PILIC or grant of any severance or termination pay to any officer, employee or agent of PILIC, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of PILIC (in each case other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practices); (e) any change in the accounting methods or practices followed by PILIC, including, without limitation, any change in depreciation or amortization policies or rates theretofore adopted; (f) any increase in accounts payable owed by PILIC, or the creation of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations or others ("Indebtedness") of PILIC or to which PILIC is a party, in each case other than in the ordinary course of business consistent with past practice; (g) any forgiveness or cancellation of any debts or receivables owed to or claims held by PILIC or acceleration of the collection of accounts receivable by PILIC, in each case other than in the ordinary course of business consistent with past practice; (h) any sale, lease, transfer, conveyance, abandonment or other disposition by PILIC of any real property, or any sale, transfer or conveyance of any other assets or properties, tangible or intangible, of PILIC (other than investment securities) with an individual book value or with any aggregate book value in excess of $25,000, in each case other than in the ordinary course of business consistent with past practice; (i) except as required by this Agreement, any amendment, termination or waiver by PILIC of any material right of, or any actual or threatened termination or cancellation of, any material contract to which PILIC is a party or by which it is bound; (j) any termination, lapse, suspension, revocation of, limitation upon or failure to renew any Approval of PILIC; (k) any agreement between the PILIC and any Affiliate of PILIC; (l) any change in any underwriting, actuarial, investment or financial reporting practice or policy followed by PILIC or method or application thereof, or any assumption underlying such principle, practice or policy, in each case other than in the ordinary course of business consistent with past practice; (m) except as otherwise contemplated herein, any termination, amendment or execution by PILIC of any reinsurance, coinsurance or similar contract or treaty, as ceding or assuming insurer other than in the ordinary course of business consistent with past practice; (n) any purchase of any investment securities by PILIC other than purchases of investment grade commercial paper or cash equivalents; or (o) any material change in the operating practices of PILIC.

         3.10     SAP Statements of PILIC.

                  3.10.1 PILIC has heretofore delivered to BUYER the following annual and quarterly statements of PILIC filed with or submitted to the insurance regulatory authorities of the state in which PILIC is domiciled on forms prescribed or permitted by such authorities (collectively, the "SAP Statements"):

                           (a) an Annual Statement for each of the years ended December 31, 1998, 1997 and 1996 (and the notes, exhibits and schedules relating thereto and any affirmations and certifications filed therewith);

                           (b) audited statements of admitted assets, liabilities, and capital and surplus as of December 31, 1998, 1997 and 1996, and the related summaries of operations, statements of capital and surplus and cash flow for the years then ended, together with the notes related thereto; and

                           (c) a Quarterly Statement for the period ended June 30, 1999 (and the exhibits and schedules relating thereto).

                  3.10.2 Each such SAP Statement complied in all material respects with all applicable laws when so filed and was timely filed with all required insurance regulatory authorities. No material deficiencies have been asserted or are otherwise known by PAMCO with respect thereto. Each of the SAP Statements (and the exhibits and schedules relating thereto), including, without limitation, each statement of assets, liabilities, surplus and other funds and each of the summaries of operations, statements of capital and surplus and cash flow contained in the SAP Statements, was to the knowledge of PAMCO (a) prepared in accordance with SAP applied on a consistent basis (except for changes, if any, disclosed therein), (b) prepared from and is consistent with the books and records of PILIC and (c) is true and complete in all material respects and presents fairly the financial condition, assets, properties and liabilities of PILIC as of the respective dates thereof and the results of operations and changes in capital and surplus and in the cash flow of PILIC for and during the respective periods covered thereby. "SAP" shall mean, with respect to PILIC, the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authorities of the state in which PILIC is domiciled, consistently applied throughout the specified period and in the immediately prior comparable period.

         3.11 Assets. PILIC has good and marketable title to all of its assets and properties.

         3.12 Reserves and Insurance Issued by PILIC. Except as disclosed in
Part 3.12 of the Disclosure Letter:

                  3.12.1 All reserves and other liabilities with respect to insurance and annuities and for claims and benefits incurred but not reported (collectively, "Reserve Liabilities"), as established or reflected in the SAP Statements, (a) have been determined in accordance with generally accepted actuarial standards (as adopted by the Actuarial Standards Board and the National Association of Insurance Commissioners, including but not limited to Actuarial Guidelines as found in the Financial Condition Examiners Handbook) consistently applied, (b) are fairly stated in accordance with sound actuarial principals, (c) are based on actuarial assumptions that are in accordance with those called for by the provisions of the related insurance and annuity contracts and in the related reinsurance, coinsurance and other similar contracts, (d) meet the requirements of the insurance laws and regulations of the jurisdictions in which such contracts were issued or delivered, (e) are at least as great as the minimum aggregate amounts required for the conduct of business in any other states in which PILIC is licensed, and adequate provision for all such Reserve Liabilities has been made (in accordance with SAP) and (f) are or will be in all material respects in accordance with the related insurance, coinsurance and reinsurance contracts. PILIC owns assets that qualify as admitted assets under applicable laws in an amount at least equal to PILIC's Reserve Liabilities.

                  3.12.2 Each form of insurance policy, policy endorsement or amendment, reinsurance contract, annuity contract, application form, sales material and service contract used by PILIC (collectively, the "PILIC Policies") in any jurisdiction has, where required, received interim or final approvals from the appropriate insurance regulatory authorities of such jurisdiction.

                  3.12.3 PILIC has not issued any participating policies or any retrospectively rated policies of insurance, other than policies with final premiums subject to audit.

                  3.12.4 Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed and have received interim or final approval from such regulatory authorities, and all premiums charged by PILIC conform with such approvals.

                  3.12.5 All insurance contract benefits payable under the PILIC Policies and by any other person that is or was a party to or bound by any reinsurance, coinsurance or other similar contract with PILIC, have in all respects been paid or are in the course of settlement in accordance with the terms of the insurance, reinsurance or coinsurance contracts under which they arose, except for such benefits which PAMCO reasonably believes there is a basis to contest payment.

                  3.12.6 No outstanding insurance contract issued, reinsured, underwritten or assumed by PILIC entitles the holder thereof or any other person to receive dividends, distributions or other benefits based upon the revenues of earnings of PILIC or any other person.

                  3.12.7 The underwriting standards utilized and ratings applied by PILIC and by any other person that is a party to or bound by any insurance, reinsurance, coinsurance or other similar contract with PILIC conforms in all respects as to such contracts to the standards and ratings required pursuant to the terms of the respective insurance, reinsurance, coinsurance or other similar contracts.

                  3.12.8 All amounts to which PILIC is entitled under reinsurance, coinsurance or similar contracts (including without limitation amounts based on paid and unpaid losses) relating to the PILIC Policies are fully collectible, in accordance with the terms of such contracts.

                  3.12.9 Each insurance agent, general agent, broker, producer, or representative for the PILIC Policies, is duly licensed under state insurance laws for the type of business written, sold or produced by such person in the particular jurisdiction in which such person writes, sells or produces such business for PILIC and, where required by law, is duly appointed by PILIC to act as agent for PILIC, except where such lack of licensure would not have a Material Adverse Effect on PILIC.

         3.13 Books and Records. The books of account, minute books, stock record books, and other records of PILIC, all of which have been made available to BUYER, are complete and correct in all material respects and, to the knowledge of PAMCO, have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of PILIC contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholder, the board of directors and committees of the board of directors of PILIC, respectively, and no meeting of any such stockholder, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to BUYER.

         3.14 Software. PILIC has reviewed all material computer software used by it and the areas within its business and operations that could be adversely affected by the "year 2000 computer issue" (that is, the risk that such software may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), and has developed or is developing a program to address this issue on a timely basis. Based on such reviews and programs, the year 2000 computer issue is not reasonably likely to impair the ability of PILIC to use such software after December 31, 1999.

         3.15 Transactions with Affiliates. Except as set forth in Part 3.15 of the Disclosure Letter: (a) there are no contracts or arrangements (formal or informal, written or oral), directly or indirectly, between PILIC or any Affiliate thereof; and (b) neither PILIC nor any Affiliate thereof has any direct or indirect interest in any person or entity involved in any business that is competitive with the business of PILIC.

         3.16 Commissions and Fees. PAMCO and PILIC shall be solely responsible for the payment of any commission or compensation for broker or finder fees engaged by them with respect to the transactions contemplated by this Agreement, all of which shall have been paid or satisfied on or before the Closing Date.

         3.17 Contracts. Part 3.17 of the Disclosure Letter contains a true, accurate and complete list and brief description of each material contract (other than insurance contracts issued or underwritten by PILIC) to which PILIC is currently bound or by which any of its assets or properties are subject or bound. Each contract disclosed or required to be disclosed in Part 3.17 of the Disclosure Letter is (a) in full force and effect, (b) constitutes the legal, valid and binding obligation of PILIC and, to the knowledge of PAMCO, of all other parties thereto, and (c) is enforceable in accordance with its terms. Neither PILIC nor, to the knowledge of PAMCO, any other party to any such contract is in violation, breach or default thereof (with or without notice or lapse of time). Except as set forth in Part 3.17 of the Disclosure Letter, no such contract was entered into by PILIC other than in the ordinary course of its Business consistent with past practice or, either singly or in the aggregate with any other contracts, has had or may reasonably be expected to have a Material Adverse Effect on PILIC.

         3.18 Taxes. All tax returns required to be filed with respect to PILIC have been duly and timely filed, and all such tax returns are true, accurate and complete in all respects. PILIC has (a) duly and timely paid all taxes, penalties, interest, additions to tax and assessments (collectively, "Taxes") that are due, or claimed or asserted by any taxing authority to be due, therefrom for the periods covered by such returns or (b) duly and fully provided for such Taxes, in accordance with SAP, in the books and records thereof, including without limitation in each of the SAP Statements. There are no Liens with respect to Taxes on any of the assets or properties of PILIC. The SAP Statements for the year ended December 31, 1998 and for the Quarterly Period most recently ended prior to the Closing include due and sufficient accruals for Taxes in accordance with SAP with respect to any period for which tax returns of PILIC were not filed or for which Taxes were not then due and owing.

         3.19 Benefit Plans. Except as set forth in Part 3.19 of the Disclosure Letter, PILIC has not adopted, maintained or sponsored any pension, welfare, bonus, deferred compensation, profit sharing, 401(k), stock, retirement or other benefit plan or arrangement for any of its officers, directors, employees, agents, consultants or similar representatives, or any "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and has not participated in any "multiemployer plan" as defined in Section 3(37) of ERISA. After the Closing, PILIC shall have no liability or obligations under any such plans or arrangements.

         3.20     Environmental Matters.

                  3.20.1 For purposes of this Section 3.20: (a) the term "Environmental Laws" shall mean all applicable laws, rules and regulations relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all applicable Orders, provisions and conditions of permits, licenses and other operating authorizations, notices or demand letters issued, entered, promulgated or approved thereunder; and (b) the term "Hazardous Substance" shall have the meaning assigned to it in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as currently in effect, and, in addition, shall include petroleum and any petroleum-based product.

                  3.20.2 No real property owned or leased by PILIC or any business or entity to which it is a successor (all such real property being hereinafter referred to as the "Real Property") is currently being used to, nor, to the knowledge of PAMCO, has the Real Property ever been used to make, store, handle, treat, dispose of, generate or transport Hazardous Substances in material violation of any currently applicable Environmental Laws.

                  3.20.3 There has never been a release of Hazardous Substances on, for or migrating onto any of the Real Property.

                  3.20.4 To the knowledge of PAMCO, PILIC has substantially complied with all currently applicable Environmental Laws.

                  3.20.5 Neither PILIC has not received any written notification, citation, complaint, violation, notice or order of any kind from any government or any other person or entity relating or pertaining to any Environmental Laws or the making, storing, handling, treating, disposing, generating, transporting or release of any Hazardous Substances.

                  3.20.6 Except as set forth in Part 3.20 of the Disclosure Letter, there are no above or below ground storage tanks presently in use or formerly used for the storage of any Hazardous Substances on any of the Real Property.

         3.21 PAMCO Guaranty. PAMCO has complied with each and every material term and condition of the PAMCO Guaranty and the Stock Pledge Agreement, and neither PAMCO nor PILIC has received any notification of any event of default or threatened event of default under the PAMCO Guaranty and the Stock Pledge Agreement.

         3.22 Disclosure. Copies of all documents referred to herein or in the Disclosure Letter have been delivered or made available to BUYER, are true, complete and accurate copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder. Except as expressly set forth in this Agreement, the Disclosure Letter or any certificates or other documents executed and delivered by PAMCO to BUYER pursuant hereto, PAMCO has no knowledge of any facts or conditions (other than any actual or competitive factors in the markets in which it operates) that will or may reasonably be expected to have a Material Adverse Effect on PILIC.


4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         As of the date hereof and the Closing Date, BUYER represents and warrants to PAMCO as follows:

         4.1 Organization. BUYER is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. BUYER has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as presently conducted. BUYER is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its activities or properties makes qualification as a foreign corporation necessary.

         4.2 Authority. BUYER has the right, power, authority and capacity, corporate or otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant to this Agreement; and BUYER has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement and such other agreements and documents have been duly executed and delivered by BUYER and constitute the valid and binding agreements of BUYER, enforceable in accordance with their respective terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         4.3 No Violation. The execution, delivery and performance of this Agreement and each other agreement or document to be executed, delivered and performed hereunder by BUYER will not: (a) contravene, conflict with, or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or result in the acceleration of the maturity or performance of, or the cancellation, termination or modification of, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any Lien under: (i) any term or provision of the charter, bylaws or other organizational documents, or any resolution adopted by the board of directors or the stockholders, of BUYER; (ii) any law, rule, regulation, judgment, decree or order of any court or governmental authority applicable to BUYER; or (iii) any contract, agreement, indenture, lease or other commitment to which BUYER is a party or by which it or any of its assets is bound; (b) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment; or (c) give any governmental body or other person or entity the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any law, rule, regulation, judgment, decree or order applicable to BUYER; or (d) give any governmental body the right to revoke, withdrawn, suspend, cancel, terminate or modify any permit, license, consent, certificate, order, authorization or approval held by BUYER or that otherwise relates to the Business of, or any assets owned or used by, BUYER; except, in the case of clause (c) and (d) of this sentence, for the consent and approval of the Pennsylvania Department of Insurance with respect to the transactions contemplated hereby.

         4.4 Consents. Except for the consent and approval of the Pennsylvania Department of Insurance, no consent of any federal, state or local authority, or any private person or entity is required to be obtained that has not been obtained, and no notice to any such authority, person or entity is required to be given that has not been given, in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by BUYER, including, without limitation, any consents or notices required by any applicable federal or state securities laws, any applicable state takeover laws and any applicable requirement of any insurance regulatory authority having jurisdiction over BUYER.

         4.5 No Litigation. There are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of BUYER, threatened against or involving BUYER, or any officers or directors thereof, that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement; and to the knowledge of BUYER there are no judgments, consents, decrees, injunctions or any other judicial or administrative mandates outstanding against BUYER that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

         4.6 Commissions and Fees. BUYER has not retained or used the services of any person or entity in such a manner as to entitle such person or entity to any commission or compensation for broker or finder fees with respect to the transactions contemplated by this Agreement.

         4.7 Software. BUYER has reviewed all material computer software used by it and the areas within its business and operations that could be adversely affected by the "year 2000 computer issue" (that is, the risk that such software may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), and has developed or is developing a program to address this issue on a timely basis. Based on such review and program, the year 2000 computer issue is not reasonably likely to impair the ability of BUYER to use such software after December 31, 1999.

         4.8 PILIC Shares. BUYER is purchasing the PILIC Shares for investment and without a view to distribution or resale. BUYER acknowledges that the PILIC Shares have not been registered under any securities laws and that the certificates representing the PILIC Shares shall bear a legend in substantially the following form:

                  "[THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REQUIREMENTS. THE SECURITIES ARE BEING ACQUIRED FOR INVESTMENT PURPOSES ONLY AND ARE NOT BEING PURCHASED WITH A VIEW TO OR FOR RESALE.]"

5.       INDEMNIFICATION

         5.1 Indemnification by PAMCO. Subject to the limitations set forth in
Section 5.4 hereof, PAMCO agrees to reimburse, indemnify and hold BUYER and its parent corporation, directors, officers, stockholders, employees and agents harmless from, against and in respect of all losses, interest (including prejudgment interest on any litigated or arbitrated matter), claims, damages, liabilities, costs and expenses, including, without limitation, fines, penalties, court costs and reasonable attorneys' and expert witness' fees (collectively, "Losses"), that they may suffer or incur in connection with any of the following:

                  5.1.1 any untruth or inaccuracy in, breach of or omission from
(a) any of the representations and warranties of PAMCO in this Agreement, (b) the Disclosure Letter, (c) the SAP Statements, or (d) any other agreement, document or instrument executed and delivered by PAMCO or PILIC to BUYER pursuant to this Agreement (regardless of whether such untruth, inaccuracy, breach or omission is considered material);

                  5.1.2 any nonfulfillment or breach of any covenant or agreement of PAMCO set forth in this Agreement, the Disclosure Letter or any other agreement, document or instrument executed and delivered by PAMCO or PILIC to BUYER pursuant to this Agreement (regardless of whether such nonfulfillment or breach is considered material);

                  5.1.3 any fees, expenses or other payments incurred or owed by PAMCO or PILIC, or any of their Affiliates to any brokers, finders or comparable third parties in connection with the transactions contemplated by this Agreement;

                  5.1.4 the operation of PILIC prior to the Closing, including, without limitation, any debts, liabilities or other obligations of PAMCO or PILIC of any nature whatsoever arising, or relating to any act or omission occurring, on or prior to the Closing, including but not limited to any and all claims of employees of PAMCO or PILIC with respect to compensation, pension plans, stock purchase plans or other employee benefits, severance payments or termination of employment;

                  5.1.5 any Loss that (a) arises out of, results from or relates to any act or omission, whether or not in bad faith, intentional, willful, negligent, reckless, careless or otherwise, of PILIC or any of its respective directors, officers, agents or representatives in connection with any insurance policy issued by PILIC prior to the Closing and (b) is not a claim for health benefits that are contractually covered by the terms and conditions of such insurance policy;

                  5.1.6 any amounts due to any reinsurer or other person in connection with the cancellation by PILIC of all reinsurance agreements with respect to any insurance policies issued by PILIC prior to the Closing; and

                  5.1.7 any litigation or contemplated litigation against or involving PAMCO, PILIC or any of their Affiliates existing as of the date hereof or the Closing Date (regardless of subject matter).

         5.2 Indemnification by BUYER. Subject to the limitations set forth in
Section 5.4 hereof, BUYER agrees to reimburse, indemnify and hold PAMCO and its directors, officers, stockholders, employees and agents harmless from, against and in respect of all Losses that they may suffer or incur in connection with any of the following:

                  5.2.1 any untruth or inaccuracy in, breach of or omission from any of the representations and warranties of BUYER in this Agreement or any other agreement, document or instrument executed and delivered by BUYER to PAMCO pursuant to this Agreement (regardless of whether such untruth, inaccuracy, breach or omission is considered material);

                  5.2.2 any nonfulfillment or breach of any covenant or agreement of BUYER set forth in this Agreement or any other agreement, document or instrument executed and delivered by BUYER to PAMCO pursuant to this Agreement (regardless of whether such nonfulfillment or breach is considered material);

                  5.2.3 the operation of PILIC after the Closing;

                  5.2.4 any fees, expenses or other payments incurred or owed by BUYER or any of its Affiliates to any brokers, finders or comparable third parties in connection with the transactions contemplated by this Agreement; and

                  5.2.5 any litigation or contemplated litigation against or involving BUYER or any of its Affiliates (excluding PILIC and PALHIC) existing as of the date hereof or the Closing Date that is not related to any of the transactions contemplated by this Agreement.

         5.3      Method of Asserting Claims.

                  5.3.1 Notice of Claim. If any legal proceedings are instituted or any claim or demand given by any person, in respect of which payment may be sought by any party or parties from any other party or parties under the provisions of Sections 5.1 or 5.2, the party or parties seeking indemnification (collectively, the "Indemnitee") will cause written notice of any claim of which it has knowledge that is covered by this Agreement to be forwarded promptly to the party or parties from which indemnification is sought (collectively, the "Indemnitor"). Such notice will specify the amount and nature of the claim and the reason why it constitutes an indemnified liability, it being understood that failure to provide notice will not relieve the other party from liability except to the extent damages or prejudice results from such failure.

                  5.3.2 Payment of Claims. In the event of a Loss other than a third party claim, the Indemnitor will remit the amounts due, as indicated in such notice, within thirty days of receipt thereof unless the Indemnitor asserts in a writing delivered to the Indemnitee that the claim is not an indemnified liability or disputes the amount of the Loss. The failure by the Indemnitor to respond within thirty days of receipt of such notice will be deemed to be an acknowledgment of the correctness of the amounts due as set forth in the notice.

                  5.3.3 Third Party Claims. If any action is brought by a third party against any Indemnitee with respect to which such Indemnitee is entitled to indemnification hereunder and notice of such action to the Indemnitor has been given pursuant to Section 5.3.1, the Indemnitor will be entitled to participate therein, and to the extent it may elect by written notice delivered to the Indemnitee within thirty days after receiving the aforesaid notice from such Indemnitee, to assume the defense thereof with counsel reasonably satisfactory to such Indemnitee. Such Indemnitee will cooperate with respect to any such participation or defense. Notwithstanding the foregoing, the Indemnitee will have the right to employ its own counsel in any such case but the fees and expenses of such counsel will be at the expense of such Indemnitee, unless (a) the employment of such counsel at the expense of the Indemnitor shall have been authorized in writing by the Indemnitor, (b) the Indemnitor shall not have employed counsel reasonably satisfactory to such Indemnitee to have charge of the defense of such action within thirty days after notice of commencement of the action, or (c) such Indemnitee shall have reasonably concluded, based upon written advice of counsel, that there may be defenses available to it that are different from or additional to those available to the Indemnitor (in which case the Indemnitor will not have the right to direct the defense of such action on behalf of the Indemnitee with respect to such different defenses), in any of which events such fees and expenses of one additional counsel will be borne by the Indemnitor. Notwithstanding anything in this Section 5 to the contrary, an Indemnitor will not be liable for any settlement of any claim or action effected without its written consent; provided, however, that such consent is not unreasonably withheld. Upon payment of indemnification by the Indemnitor, the Indemnitee, if requested in writing by the Indemnitor, will assign to Indemnitor its rights against any applicable account debtor or other responsible person to the extent of the indemnification payment.

         5.4 Limitations on Indemnification. Except with respect to the breach of the representation contained in Section 3.5.4 by PAMCO, for which there shall not be any limitation on indemnification, the maximum liability of PAMCO for any Loss arising in connection with Sections 5.1.1, 5.1.4, 5.1.5, 5.1.6 and 5.1.7 of this Agreement shall be Twenty-Five Thousand ($25,000) Dollars.

         5.5 Survival. The representations and warranties of the parties shall survive the Closing for a period of three years (except for the representations and warranties set forth in Section 3.5.4, which shall survive indefinitely) and shall not be deemed waived by the Closing and will be effective regardless of any investigation that may have been made at any time by or on behalf of the Indemnitee by its directors, officers, employees or agents. All other obligations and covenants of the parties shall survive indefinitely.

         5.6 Payment of Losses. The Indemnitor will pay to the Indemnitee, in cash, the amount of any Loss to which the Indemnitee may become entitled by reason of the provisions of this Section 5, such payment to be made within thirty days after such Loss is finally determined either by mutual agreement of the parties or pursuant to the final unappealable judgment of a court of competent jurisdiction.

6.       TERMINATION

         6.1 Termination of Agreement. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either BUYER or PAMCO if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured on or before the Closing Date;

                  (b) by BUYER if any of the conditions in Section 1.3.1 or
         1.3.3 have not been satisfied (or waived in writing by BUYER) as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the willful failure of BUYER to comply with its obligations under this Agreement) on or before the Closing Date;

                  (c) by PAMCO if any of the conditions in Section 1.3.1 or
         1.3.2 have not been satisfied (or waived in writing by PAMCO) as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the willful failure of PAMCO to comply with its obligations under this Agreement) on or before the Closing Date;

                  (d) by mutual consent of BUYER and PAMCO; or

                  (e) by either BUYER or PAMCO if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1999, or such later date as the parties may agree upon.

         6.2 Effect of Termination. Each party's right of termination under
Section 6 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.1, then all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 2.1.2, 2.1.3, 2.1.4, 8.1, 8.4 and 8.5 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, then the terminating party's right to pursue any legal remedies will survive such termination unimpaired.

7.       OBLIGATIONS AFTER CLOSING

         7.1 PILIC Shares. PAMCO agrees to comply with each and every material term and condition of the PAMCO Guaranty and the Stock Pledge Agreement, and agrees to provide written notice to BUYER of any and all notices received under the PAMCO Guaranty and the Stock Pledge Agreement, within three (3) business days after receipt thereof by PAMCO. Immediately upon the delivery to PAMCO of the PILIC Shares by Hannover or any other person, PAMCO shall transfer and deliver the PILIC Shares to BUYER or its nominee, free and clear of any and all Liens, with fully executed and witnessed stock powers in blank attached thereto with signatures guaranteed by a bank or trust company or a member firm of the New York Stock Exchange, Inc.


8.       MISCELLANEOUS

         8.1 Payment of Expenses. Unless otherwise specified in this Agreement, each of the parties will each pay its or his own expenses, including, without limitation, the expenses of its or his own counsel, investment bankers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby. All expenses of the parties in enforcing any of the provisions of this Agreement and the other agreements and documents referred to herein, including reasonable attorneys' fees, will be borne as determined by the court or arbitrator deciding any dispute under this Agreement in accordance with their determination of what is fair and equitable under the circumstances.

         8.2 Knowledge. For purposes of the representations and warranties made in this Agreement, the term "knowledge" refers to the applicable party's knowledge after reasonable due inquiry.

         8.3 Notices. All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and (a) delivered personally, or (b) sent by pre-paid, first class, certified or registered mail, return receipt requested, or (c) by priority overnight national express courier service, or (d) by facsimile transmission (followed by a hard copy by U.S. mail or priority overnight delivery as aforesaid), to the intended recipient thereof.

         8.4 Successors and Assigns. No party may assign all or any part of its rights, duties or obligations under or pursuant to this Agreement without the consent of the other parties hereto (which consent shall not be unreasonably withheld); provided that BUYER may freely assign its right to purchase the PILIC Shares to an Affiliate of BUYER. Except as otherwise provided, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.

         8.5 Governing Law; Venue. This Agreement will be governed, construed and enforced in accordance with the internal laws of the State of Pennsylvania, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the Court of Common Pleas of Montgomery County, Pennsylvania, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit, or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding will be effective against any party if served or delivered as provided by the rules of the court in which such legal action, suit or proceeding has been instituted.

         8.6 Amendment and Waiver. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

         8.7 Instruments of Further Assurance. Each of the parties hereto agrees, upon the request of any of the other parties, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as are reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

         8.8 Publicity. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein will be made by any party hereto unless planned and coordinated jointly among the parties, except to the extent otherwise required by applicable law. PAMCO is aware that BUYER is owned by a public company that must comply with the disclosure requirements of the federal securities laws and any applicable stock exchange or securities association.

         8.9 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement among the parties with respect to the matters covered hereby. The Disclosure Letter and any exhibits or schedules referred to herein constitute a part of this Agreement.

         8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

         8.11     Advise of Counsel/Waiver of Conflict of Interest.

                  8.11.1 The provisions of this Agreement and the legal effect hereof is acknowledged by each party hereto. PAMCO has been represented in the negotiation and preparation of this Agreement by Butera, Beausang, Cohen & Brennan, King of Prussia, Pennsylvania, and Buyer has acknowledged that Buyer at the present time is unrepresented. Buyer understands that Buyer is entitled to retain separate and independent counsel and had declined to do so. The parties further acknowledge that the firm of Butera, Beausang, Cohen & Brennan has from time to time represented Buyer, and Alvin H. Clemens, the sole shareholder of Buyer.

                  8.11.2 Each of PAMCO and BUYER agree that Butera, Beausang, Cohen & Brennan may represent PAMCO in the transactions set forth in this Agreement as well as in connection with other matters unrelated to the transactions set forth in this Agreement. PAMCO and BUYER agree not object to Butera, Beausang, Cohen & Brennan's continued representation of PAMCO, its subsidiaries or affiliates, and BUYER in connection with matters other than those related to the transactions set forth in this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first set forth above.

                               BUYER:

                                      AHC ACQUISITION, INC.


                                      By:
                                         -----------------------------------
                                      Name: Alvin H. Clemens
                                      Title: President

                               PAMCO:

                                     PROVIDENT AMERICAN CORPORATION


                                      By:
                                         -----------------------------------
                                      Name: Anthony R. Verdi
                                      Title: Chief Operating Officer

                                   EXHIBIT A

                        LEGAL OPINION OF COUNSEL TO BUYER




             TO BE PROVIDED WITHIN THIRTY (30) DAYS AFTER EXECUTION
                        OF THIS STOCK PURCHASE AGREEMENT

                                   EXHIBIT B

                        LEGAL OPINION OF COUNSEL TO PAMCO




             TO BE PROVIDED WITHIN THIRTY (30) DAYS AFTER EXECUTION
                        OF THIS STOCK PURCHASE AGREEMENT

                                   EXHIBIT "C"

                               DISCLOSURE LETTER



                          DATED AS OF THE DATE OF THIS
                   AGREEMENT AND DELIVERED UPON THE EXECUTION

                              DISCLOSURE LETTER OF
                         PROVIDENT AMERICAN CORPORATION
                              DELIVERED PURSUANT TO
                            STOCK PURCHASE AGREEMENT
                              DATED AUGUST 16, 1999
                                 BY AND BETWEEN
                        AHC ACQUISITION, INC. ("BUYER"),
                                       AND
                    PROVIDENT AMERICAN CORPORATION ("PAMCO")

                        AHC ACQUISITION, INC. ("BUYER"),
                                       AND
                    PROVIDENT AMERICAN CORPORATION ("PAMCO")


                                      INDEX


      PART 1.1 Agreement to Purchase and Sell..........................  1

      PART 3.1 Organization, Power and Qualification.................... 2

      PART 3.5.1 Capital Stock of PILIC................................. 3

      PART 3.7 Default, Violation or Litigation......................... 4

      PART 3.8 Liabilities of PILIC..................................... 6

      PART 3.9 Absence of Certain Changes............................... 9

      PART 3.12 Reserves and Insurance Issued by PILIC................. 13

      PART 3.15 Transactions with Affiliates........................... 14

      PART 3.17 Contracts.............................................. 15

      PART 3.19 Benefit Plans.......................................... 18

      PART 3.20 Environmental Matters.................................. 19

                                    PART 1.1


                         Agreement to Purchase and Sell


         (4) Except as set forth below, at Closing, Buyer or its designee shall purchase, and PAMCO shall sell, all of PAMCO's right, title and interest in and to all of the PILIC Shares, free and clear of any and all liens, taxes, claims, mortgages, charges, security interests, encumbrances or similar agreements of any kind or nature whatsoever under and subject to the pledge of the PILIC Shares to Hannover, and on the terms and conditions set forth in the Stock Purchase Agreement.

                                      NONE

                                    PART 3.1


                      Organization, Power and Qualification


(5) List of the states where PILIC is licensed to issue insurance.

                         Alabama
                         Alaska
                         Arizona
                         Colorado
                         Delaware
                         District of Columbia
                         Florida
                         Georgia
                         Indiana
                         Kentucky
                         Louisiana
                         Maryland
                         Mississippi
                         Missouri
                         Montana
                         Nebraska
                         Nevada
                         New Mexico
                         Ohio
                         Oklahoma
                         Pennsylvania
                         South Carolina
                         Texas
                         Utah
                         Virginia
                         West Virginia
                         U.S. Virgin Islands

                                   PART 3.5.1


                             Capital Stock of PILIC


o          The following is the capital structure of PILIC:

           Authorized Shares:                  1,500,000 shares of common stock
                                                       par value $1.60 per share

           Shareholder:                        PAMCO - 937,500 shares

                                    PART 3.7


                        Default, Violation or Litigation


(a) Except for the Lawsuits, list of all lawsuits, proceedings, claims, or governmental investigations pending or, to the knowledge of PAMCO, threatened against or involving PILIC or any of its officers or directors.

         1. Academy Life Insurance Company v. Provident American Corporation, Provident Indemnity Life Insurance Company, Provident American Life and Health Insurance Company, Provident American Services, Inc., Alvin H. Clemens and Len E. Jost, Court of Common Pleas, Chester County, Pennsylvania, 98-03519

                  This lawsuit is being settled upon exchange of Mutual
                  Releases.

         2. Gayle F. Allen v. Provident Indemnity Life Insurance Company, Court of Common Pleas, Montgomery County, Pennsylvania, 94-05305.

         3. Helen Anne Coviello vs. Provident American Life & Health Insurance Company and/or Provident Indemnity Life Insurance Company, County Court, 15th Judicial Circuit, Palm Beach County, Florida, No. MS-98-004926-RE

                  This lawsuit was settled for the sum of $5,500. Settlement documentation has been completed, but Ms. Coviello's work-related injury claims have been dismissed without prejudice in case Fireman's Fund won't honor them.

         4. Colleen Graver v. Provident Indemnity Life Insurance Company a/k/a Provident American Life & Health Insurance Co., Circuit Court in and for the 17th Judicial District, Broward County, FL, Case No. 98018040

         5. Robert Mozingo v. Provident American Life & Health Insurance Company f/k/a Provident Indemnity Life Insurance Company and Dean A. Gunter, Tenth Judicial Circuit Court, Polk County, Florida, Case No. G-98-821

         6. Dispute between Swiss Re and PILIC over Swiss Re's refusal to settle the September, October, and November 1998 reinsurance payables to PILIC under the Quota Share Medical Reinsurance Agreement, Reference No. BAGA 95189, effective January 1, 1996.

                                    PART 3.7
                                   (continued)


         7. Litigation as set forth in Provident American Corporation Litigation Report dated June 30, 1999. Copy supplied to Buyer.


(b) List of all judgments, consents, decrees, injunctions or any other judicial or administrative mandates outstanding against PILIC or any of its officers or directors.

                                      NONE

                                    PART 3.8


                              Liabilities of PILIC


o Except as set forth in the SAP Statements, list of all of PILIC's debts, liabilities or obligations of any nature whatsoever, including but not limited to any debts, liabilities or obligations under or relating to any of the following:

           (a) any contracts, agreements, arrangements or understandings with any Affiliate thereof or any third party or governmental body, including without limitation, any reinsurance, ceding, commission, agency, brokerage, fee sharing, employment, consulting, sales, marketing, management, administration, noncompetition or nonsolicitation agreement;

         1. Quota Share Medical Reinsurance Agreement No. 900446, Reference No. BAGA 95189, effective January 1, 1996, by and between Provident Indemnity Life Insurance Company and The Mercantile and General Reinsurance Company Limited, n/k/a Swiss Re Life & Health America Inc.

         2. Services Agreement effective February 1, 1998 by and among Provident Indemnity Life Insurance Company, Provident American Life & Health Insurance Company, HealthPlan Services Corporation, and HealthPlan Services, Inc.

         3. Stock Purchase Agreement dated September 15, 1998 between Provident Indemnity Life Insurance Company, and
                  HealthAxis.com, Inc.

         4. Administrative Services Agreement dated December 29, 1998 by and among Central Reserve Life Insurance Company, Reassurance Company of Hannover, and Provident Indemnity Life Insurance Company.

         5. Stock Purchase Agreement dated December 29, 1998 by and among Central Reserve Life Insurance Company, Provident American Corporation and Provident Indemnity Life Insurance Company.

         6. Assignment and Termination Agreement dated December 29, 1998 between Provident American Life & Health Insurance Company, Provident American Corporation, and Provident Indemnity Life Insurance Company.

         7. Reinsurance Agreement effective 11:59 p.m., Local Standard Time, December 31, 1998 among Provident American Life & Health Insurance Company, Provident Indemnity Life Insurance Company ("Reinsurer") and Provident Indemnity Life Insurance Company ("Administrator").

                                    PART 3.8
                                   (continued)


         8. Reinsurance Agreement effective 11:59 p.m., Local Standard Time, December 31, 1998 among Provident Indemnity Life Insurance Company and Reassurance Company of Hannover, and Central Reserve Life Insurance Company.

         9. Termination of Stock Option Agreement dated May 21, 1999 between Provident Indemnity Life Insurance Company, Provident American Corporation, and HealthAxis.com, Inc.

         10. Stock Option Agreement dated March 24, 1999 between Provident Indemnity Life Insurance Company, and Provident American Corporation.

         11. Registration Rights Agreement dated March 30, 1999 between Provident Indemnity Life Insurance Company, and
                  HealthAxis.com, Inc.


           (b) any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations thereof, any Affiliate thereof or any third party, including but not limited to any intercompany obligations to PAMCO or any such Affiliate;

           Intercompany indebtedness between PILIC and HealthAxis.com, Inc.


           (c) any accrued and unpaid dividend or other distribution on, or redemption obligation relating to, any of the PILIC Shares;

                                      NONE


           (d) any pension, retirement, profit sharing, thrift savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, vacation or other employee pension or welfare benefit plan, or any withdrawal liability or other penalty or charge relating to any such plans;

                                      NONE

                                    PART 3.8
                                   (continued)


           (e) any collective bargaining or other labor agreement;

                                      NONE


           (f) any obligation to pay compensation, commissions, perquisites, bonuses, profit sharing distributions, severance or termination pay, or other extraordinary compensation to any director, officer, employee or agent of PILIC in connection with any of the transactions contemplated by the Stock Purchase Agreement;

                                      NONE


           (g) any taxes or other Liens of any nature whatsoever;

           The PILIC Shares owned by PAMCO are subject to a Stock Pledge Agreement dated December 29, 1998 by PAMCO in favor of Reassurance Company of Hannover, as agent on behalf of itself and Central Reserve Life Insurance Company ("CRL"), and a Guaranty Agreement of the same date by PAMCO in favor of the same party.


           (h) any environmental liabilities;

                                      NONE



           (i) the sale of any assets or insurance policies by PILIC.

                                      NONE

                                    PART 3.9


                           Absence of Certain Changes


o Since March 31, 1999, PILIC has conducted its Business in the ordinary course, and there has been no event or series of events that has had or is reasonably likely to have a Material Adverse Effect on PILIC, except as disclosed below.

                                      NONE


o          Since March 31, 1999, list of the following with respect to PILIC:

           (a) any damage, destruction or loss (whether or not covered by insurance), that could reasonably be expected to have a Material Adverse Effect on PILIC;

                                      NONE


           (b) any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock of PILIC;

                                      NONE


           (c) any dividend or other distribution, in cash, stock or other assets, by PILIC;

                                      NONE


           (d) any change in the compensation, commissions or perquisites payable or to become payable by PILIC or grant of any severance or termination pay to any officer, employee or agent of PILIC, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of PILIC (in each case other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practices);

                                      NONE

                                    PART 3.9
                                   (continued)


           (e) any change in the accounting methods or practices followed by PILIC, including, without limitation, any change in depreciation or amortization policies or rates theretofore adopted;

                                      NONE


           (f) any increase in accounts payable owed by PILIC, or the creation of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or others("Indebtedness") of PILIC or to which PILIC is a party, in each case other than in the ordinary course of business consistent with past practice;

                                      NONE


           (g) any forgiveness or cancellation of any debts or receivables owed to or claims held by PILIC or acceleration of the collection of accounts receivable by PILIC, in each case other than in the ordinary course of business consistent with past practice;

                                      NONE


           (h) any sale, lease, transfer, conveyance, abandonment or other disposition by PILIC of any real property, or any sale, transfer or conveyance of any other assets or properties, tangible or intangible, of PILIC (other than investment securities) with an individual book value or with any aggregate book value in excess of $25,000, in each case other than in the ordinary course of business consistent with past practice;

                                      NONE


           (i) except as required by the Stock Purchase Agreement, any amendment, termination or waiver by PILIC of any material right of, or any actual or threatened termination or cancellation of, any material contract to which PILIC is a party or by which it is bound;

                                      NONE

                                    PART 3.9
                                   (continued)


           (j) any termination, lapse, suspension, revocation of, limitation upon or failure to renew any Approval of PILIC;

           1. Commonwealth of Virginia: PILIC received an Impairment Order dated June 7, 1999 ordering PILIC to cease issuing new insurance due to PILIC's surplus as of March 31, 1999 being below the minimum requirement for Virginia. PILIC has complied with the Order.

           2. State of Colorado: Acting upon the verbal request of a representative of the Department of Insurance, PILIC has agreed to cease writing new business in Colorado due to PILIC's Risk Base Capital being below Company Action Level required by Colorado as of December 31, 1998.

           3. State of Florida: By reason of the fact that PILIC was not in compliance with Florida's 10 to 1 direct written premium to capital and surplus requirement, PILIC voluntarily agreed to cease writing new business as of June 30, 1999.


           (k) any agreement between PILIC and any Affiliate of PILIC;

           NONE, except as disclosed in Part 3.8.


           (l) any change in any underwriting, actuarial, investment or financial reporting practice or policy followed by PILIC or method or application thereof, or any assumption underlying such principle, practice or policy, in each case other than in the ordinary course of business consistent with past practice;

                                      NONE


           (m) except as otherwise contemplated in the Stock Purchase Agreement, any termination, amendment or execution by PILIC of any reinsurance, coinsurance or similar contract or treaty, as ceding or assuming insurer other than in the ordinary course of business consistent with past practice;

                                      NONE

                                    PART 3.9
                                   (continued)


           (n) any purchase of any investment securities by PILIC other than purchases of investment grade commercial paper or cash equivalents;

           Stock Purchase Agreement dated September 15, 1998 between Provident Indemnity Life Insurance Company, and HealthAxis.com, Inc.


           (o) any material change in the operating practices of PILIC.

                                      NONE

                                    PART 3.12


                     Reserves and Insurance Issued by PILIC


           As disclosed in the Stock Purchase Agreement.

                                    PART 3.15


                          Transactions with Affiliates


           (a) List of all contracts or arrangements (formal or informal, written or oral), directly or indirectly, between PILIC and any Affiliate thereof;

           NONE, except as set forth on Part 3.8.


           (b) List of all direct or indirect interest of PILIC or any Affiliate thereof in any person or entity involved in any business that is competitive with the business of PILIC.

           NONE, except as set forth on Part 3.8.

                                    PART 3.17


                                    Contracts


o List and brief description of each material contract (other than insurance contracts issued or underwritten by PILIC) to which PILIC is currently bound or by which any of its assets or properties are subject or bound.

           1. Quota Share Medical Reinsurance Agreement No. 900446, Reference No. BAGA 95189, effective January 1, 1996, by and between Provident Indemnity Life Insurance Company and The Mercantile and General Reinsurance Company Limited, n/k/a Swiss Re Life & Health America Inc. Copy supplied to Buyer.

           2. Stock Purchase Agreement dated December 29, 1998 by and among Central Reserve Life Insurance Company, Provident American Corporation and Provident Indemnity Life Insurance Company. CRL purchased all of the outstanding capital stock of PALHIC and NIA Corporation from PILIC.

           3. Employee and Facility Lease Agreement dated December 29, 1998 between Provident Indemnity Life Insurance Company, and Central Reserve Life Insurance Company. CRL leased certain employees and their facilities and equipment from PILIC.

           4. Termination of Stock Option Agreement dated May 21, 1999 between Provident Indemnity Life Insurance Company, Provident American Corporation, and HealthAxis.com, Inc. Copy supplied to Buyer.

           5. Services Agreement effective February 1, 1998 by and among Provident Indemnity Life Insurance Company, Provident American Life & Health Insurance Company, HealthPlan Services Corporation, and HealthPlan Services, Inc. Copy supplied to Buyer.

           6. Assignment and Termination Agreement dated December 29, 1998 between Provident American Life & Health Insurance Company, Provident American Corporation, and Provident Indemnity Life Insurance Company.

                                    PART 3.17
                                   (continued)


                  PALHIC assigned to PAMCO all its right, title and interest to all claims and rights of PALHIC against HealthPlan Services, Inc. ("HPS") and HealthPlan Services Corporation ("HPSC") arising under the Services Agreement among PILIC, PALHIC, HPS and HPSC effective February 1, 1998.

           7. Administrative Services Agreement dated December 29, 1998 by and among Central Reserve Life Insurance Company, Reassurance Company of Hannover, and Provident Indemnity Life Insurance Company. Sets forth the conditions under which CRL shall perform all services with respect to administration of certain insurance policies to be reinsured.

           8. Reinsurance Agreement effective 11:59 p.m., Local Standard Time, December 31, 1998 among Provident American Life & Health Insurance Company, Provident Indemnity Life Insurance Company (Reinsurer") and Provident Indemnity Life Insurance Company ("Administrator"). PALHIC ceded to PILIC and PILIC reinsured from PALHIC 100% of the liabilities incurred after the effective date on the underlying policies.

           9. Reinsurance Agreement effective 11:59 p.m., Local Standard Time, December 31, 1998 among Provident Indemnity Life Insurance Company and Reassurance Company of Hannover, and Central Reserve Life Insurance Company. PILIC ceded to Reassurance Company of Hannover and Reassurance Company of Hannover reinsured from PILIC 100% of losses under policies incurred on and after the effective date.

           10. Stock Purchase Agreement dated September 15, 1998 between Provident Indemnity Life Insurance Company, and
                  HealthAxis.com, Inc. PILIC purchased certain shares of Series A Convertible Preferred Stock of HealthAxis.com, Inc.

           11. Stock Option Agreement dated March 24, 1999 between Provident Indemnity Life Insurance Company, and Provident American Corporation.
                  Copy supplied to Buyer.

           12. Registration Rights Agreement dated March 30, 1999 between Provident Indemnity Life Insurance Company, and
                  HealthAxis.com, Inc.

                                    PART 3.17
                                   (continued)


                  Sets forth the circumstances under which HealthAxis and PILIC have agreed to register under the Securities Act the Series A Cumulative Convertible Preferred Stock, and common stock issuable upon conversion of the Series A Cumulative Convertible Preferred Stock.


o          List of each contract disclosed or required to be disclosed in this
           Part 3.17 that is not:

           (a) in full force and effect;

                                      NONE


           (b) constituting the legal, valid and binding obligation of PILIC and, to the knowledge of PAMCO, of all other parties thereto;

                                      NONE


           (c) enforceable in accordance with its terms.

                                      NONE



o List of each contract entered into by PILIC other than in the ordinary course of its Business consistent with past practice or, either singly or in the aggregate with any other contracts, has had or may reasonably be expected to have a Material Adverse Effect on PILIC.

                                      NONE

                                    PART 3.19


                                  Benefit Plans


o List of all pension, welfare, bonus, deferred compensation, profit sharing, 401(k), stock, retirement or other benefit plan or arrangement which PILIC has adopted, maintained or sponsored for any of its officers, directors, employees, agents, consultants or similar representatives, or any "employee benefit plans" as defined in
           Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any "multiemployer plan" as defined in
           Section 3(37) of ERISA in which PILIC has participated.

           PAMCO is assuming all of PILIC's benefit plans as of the Closing Date. PILIC will not be a party and will not have any liability under any benefit plan.

                                    PART 3.20


                              Environmental Matters


o List of all above or below ground storage tanks presently in use or formerly used for the storage of any Hazardous Substances on any of the Real Property.

                                      NONE